Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS FOURTH
QUARTER AND FULL YEAR 2017 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.30 PER SHARE

RALEIGH, NC - February 28, 2018, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies, today announced its financial and operating results for the fourth quarter of 2017 and the full year of 2017 and announced that its Board of Directors has declared a quarterly dividend of $0.30 per share.

Fourth Quarter 2017 Highlights

•	Total Investment Portfolio at Fair Value: $1,016.3 million

•	Total Net Assets (Equity): $641.3 million

•	Net Asset Value Per Share (Book Value): $13.43

•	Weighted Average Yield on Debt Investments: 11.0%

•	Efficiency Ratio (Compensation and G&A Expenses/Total Investment Income): 18.8%

•	Investment Portfolio Activity for the Quarter Ended December 31, 2017

•	Cost of investments made during the period: $92.2 million

•	Principal repayments (excluding PIK interest repayments) during the period: $169.8 million

•	Proceeds related to the sales of equity investments during the period: $2.1 million

•	Non-Accrual Assets as a Percentage of Total Portfolio Cost and Fair Value: 10.7% / 1.6%

•	Financial Results for the Quarter Ended December 31, 2017

•	Total investment income: $31.7 million

•	Net investment income: $17.9 million

•	Net investment income per share: $0.38

•	Net realized losses: $34.6 million

•	Net increase in net assets resulting from operations: $23.7 million

•	Net increase in net assets resulting from operations per share: $0.50

Full Year 2017 Highlights

•	Investment Portfolio Activity for the Year Ended December 31, 2017

•	Cost of investments made during the period: $483.7 million

•	Principal repayments (excluding PIK interest repayments) during the period: $374.1 million

•	Proceeds related to the sales of equity investments during the period: $29.6 million

•	Financial Results for the Year Ended December 31, 2017

•	Total investment income: $123.0 million

•	Net investment income: $72.2 million

•	Net investment income per share: $1.55

•	Net realized losses: $51.6 million

•	Net decrease in net assets resulting from operations: $28.7 million

•	Net decrease in net assets resulting from operations per share: $0.62

•	Efficiency Ratio (Compensation and G&A Expenses/Total Investment Income): 17.5%

In commenting on the Company’s results, E. Ashton Poole, Chairman and Chief Executive Officer, stated, “There were several positive developments for Triangle in the fourth quarter, as the Company earned net investment income of $0.38 per share and saw its net asset value increase to $13.43 per share.  We continued the transition of our portfolio to more senior-oriented investments, with five of our six new debt investments in first or second lien positions.  We also continued to work through our legacy under-performing investments, including the repayment or restructuring of three non-accrual debt investments. Our Board continues its exploration of strategic alternatives, and we look forward to communicating the results once the process has been completed.”

Fourth Quarter 2017 Results

Total investment income during the fourth quarter of 2017 was $31.7 million, compared to total investment income of $29.9 million for the third quarter of 2017. The increase in quarter-over-quarter total investment income resulted primarily from a $2.6 million increase in non-recurring dividend and fee income, partially offset by a decrease in portfolio debt investments quarter-over-quarter.

Net investment income during the fourth quarter of 2017 was $17.9 million, compared to net investment income of $17.2 million for the third quarter of 2017. Net investment income per share during the fourth quarter of 2017 was $0.38, based on weighted average shares outstanding during the quarter of 47.7 million, compared to $0.36 per share during the third quarter of 2017, based on weighted average shares outstanding of 47.7 million.

The Company’s net increase in net assets resulting from operations was $23.7 million during the fourth quarter of 2017, compared to a net decrease in net assets resulting from operations of $57.5 million during the third quarter of 2017. The Company’s net increase in net assets resulting from operations was $0.50 per share during the fourth quarter of 2017, based on weighted average shares outstanding of 47.7 million, compared to a net decrease in net assets resulting from operations of $1.20 per share during the third quarter of 2017, based on weighted average shares outstanding of 47.7 million.

Full Year 2017 Results

For the year ended December 31, 2017, total investment income was $123.0 million, compared to total investment income of $113.7 million for the year ended December 31, 2016. This increase was primarily attributed to an increase in portfolio debt investments and a $2.8 million increase in non-recurring dividend and fee income, partially offset by a decrease in the weighted average yield on our debt investments from December 31, 2016 to December 31, 2017 and a decrease in investment income relating to non-accrual assets.

Net investment income for 2017 was $72.2 million, compared to net investment income of $58.9 million during 2016. Net investment income per share during 2017 was $1.55, based on a weighted average share count of 46.5 million, compared to $1.62 per share during 2016, based on a weighted average share count of 36.4 million.

The Company’s net decrease in net assets resulting from operations during the year ended December 31, 2017, was $28.7 million, compared to a net increase in net assets resulting from operations of $34.3 million for the year ended December 31, 2016. The Company’s net decrease in net assets resulting from operations was $0.62 per share during 2017, based on weighted average shares outstanding of 46.5 million, compared to a net increase in net assets resulting from operations of $0.94 per share in 2016, based on weighted average shares outstanding of 36.4 million.

The Company’s net asset value, or NAV, at December 31, 2017, was $13.43 per share, as compared to $13.20 per share at September 30, 2017 and $15.13 per share at December 31, 2016. As of December 31, 2017, the Company’s weighted average yield on its outstanding, currently yielding debt investments was 11.0%, as compared to 11.2% at September 30, 2017 and 11.7% at December 31, 2016.

Liquidity and Capital Resources

At December 31, 2017, the Company had cash and cash equivalents totaling $191.8 million and outstanding borrowings under its senior secured credit facility of $156.1 million.

As of December 31, 2017, the Company had outstanding non-callable, fixed-rate SBA-guaranteed debentures totaling $250.0 million with a weighted average interest rate of 3.90%. In addition, the Company’s third SBIC license that was approved in January of 2017 provides up to $100.0 million of additional borrowing capacity for SBA-guaranteed debentures.

Dividend Information

The Company’s Board of Directors has declared a quarterly cash dividend of $0.30 per share. This is the Company’s 45th consecutive quarterly dividend since its initial public offering in February 2007.

The Company’s dividend will be payable as follows:

First Quarter 2018 Dividend
Amount Per Share:    $0.30
Record Date:        March 14, 2018
Payment Date:     March 28, 2018

Dividend Reinvestment Plan

At the time of its IPO in February, 2007, Triangle adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.

Recent Portfolio Activity

During the year ended December 31, 2017, the Company made twenty-nine new investments, including recapitalizations of existing portfolio companies, totaling $408.9 million, additional debt investments in eighteen existing portfolio companies totaling $70.4 million and additional equity investments in eleven existing portfolio companies totaling $4.4 million. The Company had twenty-one portfolio company loans repaid at par totaling $332.5 million and received normal principal repayments, partial loan repayments and PIK interest repayments totaling $54.5 million. The Company recognized $25.6 million of realized losses related to two portfolio company restructurings. The Company wrote off equity investments in eight portfolio companies and recognized realized losses on the write-offs of $15.1 million and wrote off or sold debt investments in six portfolio companies and recognized realized losses of $31.6 million. In addition, the Company received proceeds related to the sales of certain equity securities totaling $29.6 million and recognized net realized gains on such sales totaling $20.9 million.

New investment transactions which occurred during the fourth quarter of 2017 are summarized as follows:

In October, 2017, the Company made a $32.5 million senior debt investment in Deva Holdings, Inc. (“Deva”). Deva is a beauty and wellness company with a premier brand and leading market position within the haircare products sector.

In October, 2017, the Company made a $10.0 million senior debt investment in Tate’s Bake Shop (“Tate’s”) as part of a recapitalization financing. Tate’s is a premium, consumer branded producer of gourmet cookies and other baked goods marketed throughout the United States.

In October, 2017, the Company made a $0.5 million subordinated debt investment in Avantor, Inc. (“Avantor”) as part of a recapitalization financing. Avantor is a manufacturer of high-purity chemicals for the pharmaceutical, biopharmaceutical, semi-conductor and laboratory markets.

In November, 2017, the Company made a $20.0 million second lien debt investment in ICP Industrial, Inc. (“ICP”) as part of a recapitalization financing. ICP is a leading formulator of specialty coatings, adhesives and sealants serving the construction and industrial end markets.

In November, 2017, the Company made a $0.2 million equity investment in SPC Partners VI, LP (“SPC”). SPC is a private equity fund that focuses on investing in manufacturers and marketers of consumer products.

In November, 2017, the Company made a $6.0 million second lien debt investment in Navicure, Inc. (“Navicure”). Navicure provides revenue cycle management (RCM) software to physician practices and health systems.

In December, 2017, the Company made a $3.0 million second lien debt investment in OEConnection, LLC (“OEC”). OEC is a provider of software to the automotive industry.

Annual Meeting of Stockholders

The 2018 Annual Meeting of Stockholders of Triangle Capital Corporation will be held at the Woman’s Club of Raleigh, 3300 Woman’s Club Drive, Raleigh, North Carolina 27612 on Wednesday, May 2, 2018, at 8:30 a.m. (Eastern Time) for stockholders of record as of the close of business on February 22, 2018.

Conference Call to Discuss Fourth Quarter and Full Year 2017 Results

Triangle has scheduled a conference call to discuss fourth quarter and full year 2017 operating and financial results for Thursday, March 1, 2018, at 9:00 a.m. ET.

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call and enter confirmation code 4499186. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 5, 2018. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 4499186.

Triangle’s quarterly and annual results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events-and-presentations. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until March 31, 2018.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of debt and equity investment structures including first lien, unitranche, second lien, and mezzanine with equity components. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $50.0 million per transaction in companies with annual revenues between $20.0 million and $300.0 million and EBITDA between $5.0 million and $75.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward-Looking Statements

This press release may contain forward-looking statements regarding the plans and objectives of management for future operations. Any such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “target,” “goals,” “plan,” “forecast,” "guidance," “project,” other variations on these words or comparable terminology, or the negative of these words. These forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents or reports that we in the future may file with the Securities and Exchange Commission (the “SEC”). Copies of any reports or documents we file with the SEC are publicly available on the SEC’s website at www.sec.gov, and stockholders may receive a hard copy of our complete audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612.

We have based any forward-looking statements included in this press release on information available to us on the date of this press release, and we assume no obligation to update any such forward-looking statements, unless we are required to do so by applicable law. However, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

E. Ashton Poole
Chairman & Chief Executive Officer
919-747-8618
apoole@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	December 31,
	2017	2016
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $910,150,765 and $888,974,154 at December 31, 2017 and 2016, respectively)	$831,194,397	$857,604,639
Affiliate investments (cost of $149,099,548 and $162,539,224 at December 31, 2017 and 2016, respectively)	147,101,949	161,510,773
Control investments (cost of $62,375,532 and $45,418,113 at December 31, 2017 and 2016, respectively)	37,988,000	18,791,769
Total investments at fair value	1,016,284,346	1,037,907,181
Cash and cash equivalents	191,849,697	107,087,663
Interest and fees receivable	7,806,887	10,189,788
Prepaid expenses and other current assets	1,854,861	1,659,570
Deferred financing fees	5,186,672	2,699,960
Property and equipment, net	81,149	106,494
Total assets	$1,223,063,612	$1,159,650,656
Liabilities:
Accounts payable and accrued liabilities	$9,863,209	$6,797,244
Interest payable	3,997,480	3,996,940
Taxes payable	796,111	489,691
Deferred income taxes	1,331,528	2,053,701
Borrowings under credit facility	156,070,484	127,011,475
Notes, net of deferred financing fees	163,408,301	162,755,381
SBA-guaranteed debentures payable, net of deferred financing fees	246,321,125	245,389,966
Total liabilities	581,788,238	548,494,398
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 47,740,832 and 40,401,292 shares issued and outstanding as of December 31, 2017 and 2016, respectively)	47,741	40,401
Additional paid in capital	823,614,881	686,835,054
Net investment income in excess of distributions	8,305,431	5,884,512
Net accumulated realized losses	(84,883,623)	(24,211,594)
Net unrealized depreciation	(105,809,056)	(57,392,115)
Total net assets	641,275,374	611,156,258
Total liabilities and net assets	$1,223,063,612	$1,159,650,656
Net asset value per share	$13.43	$15.13

TRIANGLE CAPITAL CORPORATION
Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016	2015
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$83,421,527	$73,110,821	$69,880,678
Affiliate investments	13,462,551	13,262,066	16,812,432
Control investments	1,155,791	1,017,716	446,301
Total interest income	98,039,869	87,390,603	87,139,411
Dividend income:
Non-Control / Non-Affiliate investments	2,364,569	912,304	4,373,803
Affiliate investments	319,619	1,107,920	1,122,125
Control investments	—	300,333	79
Total dividend income	2,684,188	2,320,557	5,496,007
Fee and other income:
Non-Control / Non-Affiliate investments	9,134,573	6,735,108	9,084,933
Affiliate investments	1,106,151	1,250,757	3,359,995
Control investments	407,292	400,000	400,000
Total fee and other income	10,648,016	8,385,865	12,844,928
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	8,367,457	11,113,845	10,911,656
Affiliate investments	2,550,074	4,120,574	4,669,868
Total payment-in-kind interest income	10,917,531	15,234,419	15,581,524
Interest income from cash and cash equivalent investments	715,028	348,113	224,743
Total investment income	123,004,632	113,679,557	121,286,613
Operating expenses:
Interest and other financing fees	29,261,030	26,720,572	26,754,001
Compensation expenses	16,135,739	23,675,809	19,009,256
General and administrative expenses	5,370,046	4,406,303	3,894,253
Total operating expenses	50,766,815	54,802,684	49,657,510
Net investment income	72,237,817	58,876,873	71,629,103
Realized and unrealized gains (losses) on investments and foreign currency borrowings:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	(3,683,168)	(2,413,750)	9,002,793
Affiliate investments	(3,979,667)	4,398,798	2,314,896
Control investments	(45,205,868)	—	(38,807,152)
Net realized gains (losses) on investments	(52,868,703)	1,985,048	(27,489,463)
Foreign currency borrowings	1,268,776	—	—
Net realized gains (losses)	(51,599,927)	1,985,048	(27,489,463)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(65,786,245)	(9,079,811)	(23,583,035)
Affiliate investments	(7,356,046)	(5,473,012)	2,839,512
Control investments	27,547,274	(11,464,464)	23,875,966
Net unrealized appreciation (depreciation) on investments	(45,595,017)	(26,017,287)	3,132,443
Foreign currency borrowings	(2,821,924)	(152,957)	2,363,214
Net unrealized appreciation (depreciation)	(48,416,941)	(26,170,244)	5,495,657
Net realized and unrealized losses on investments and foreign currency borrowings	(100,016,868)	(24,185,196)	(21,993,806)
Loss on extinguishment of debt	—	—	(1,394,017)
Provision for taxes	(871,410)	(435,245)	(384,028)
Net increase (decrease) in net assets resulting from operations	$(28,650,461)	$34,256,432	$47,857,252
Net investment income per share — basic and diluted	$1.55	$1.62	$2.16
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$(0.62)	$0.94	$1.44
Dividends/distributions per share:
Regular quarterly dividends/distributions	$1.65	$1.89	$2.16
Supplemental dividends/distributions	—	—	0.20
Total dividends/distributions	$1.65	$1.89	$2.36
Weighted average number of shares outstanding — basic and diluted	46,497,977	36,405,024	33,234,319

TRIANGLE CAPITAL CORPORATION
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(28,650,461)	$34,256,432	$47,857,252
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(483,743,398)	(319,466,966)	(453,928,052)
Repayments received/sales of portfolio investments	403,678,672	236,692,865	343,268,967
Loan origination and other fees received	7,294,015	5,813,991	7,099,587
Net realized (gains) losses on investments	52,868,703	(1,985,048)	27,489,463
Net realized gain on foreign currency borrowings	(1,268,776)	—	—
Net unrealized (appreciation) depreciation on investments	46,317,189	28,951,901	(4,757,093)
Net unrealized (appreciation) depreciation on foreign currency borrowings	2,821,924	152,957	(2,363,214)
Deferred income taxes	(722,173)	(2,934,616)	1,624,648
Payment-in-kind interest accrued, net of payments received	2,021,987	(5,671,705)	(2,573,814)
Amortization of deferred financing fees	2,514,459	2,226,066	2,162,562
Loss on extinguishment of debt	—	—	1,394,017
Accretion of loan origination and other fees	(6,337,441)	(4,568,399)	(6,165,489)
Accretion of loan discounts	(476,892)	(397,104)	(487,163)
Accretion of discount on SBA-guaranteed debentures payable	—	31,899	188,295
Depreciation expense	65,857	70,108	60,244
Stock-based compensation	6,022,861	10,331,464	6,989,341
Changes in operating assets and liabilities:
Interest and fees receivable	2,382,901	(5,297,642)	2,516,959
Prepaid expenses and other current assets	(195,291)	(712,502)	(508,207)
Accounts payable and accrued liabilities	3,065,965	(666,270)	318,841
Interest payable	540	282,470	349,233
Taxes payable	306,420	(245,807)	(1,770,533)
Net cash provided by (used) in operating activities	7,967,061	(23,135,906)	(31,234,156)
Cash flows from investing activities:
Purchases of property and equipment	(40,512)	(70,904)	(57,189)
Net cash used in investing activities	(40,512)	(70,904)	(57,189)
Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	—	32,800,000	—
Repayments of SBA-guaranteed debentures payable	—	(7,800,000)	—
Borrowings under credit facility	141,700,000	104,901,849	215,000,000
Repayments of borrowings under credit facility	(114,194,139)	(109,300,000)	(144,000,000)
Proceeds from notes	—	—	83,372,640
Redemption of notes	—	—	(69,000,000)
Financing fees paid	(3,417,092)	(1,123,401)	(2,919,436)
Net proceeds (expenses) related to public offerings of common stock	131,996,144	129,126,224	(54,967)
Common stock withheld for taxes upon vesting of restricted stock	(2,180,295)	(4,449,563)	(2,497,712)
Cash dividends/distributions paid	(77,069,133)	(66,476,054)	(74,752,788)
Net cash provided by financing activities	76,835,485	77,679,055	5,147,737
Net increase (decrease) in cash and cash equivalents	84,762,034	54,472,245	(26,143,608)
Cash and cash equivalents, beginning of year	107,087,663	52,615,418	78,759,026
Cash and cash equivalents, end of year	$191,849,697	$107,087,663	$52,615,418
Supplemental disclosure of cash flow information:
Cash paid for interest	$25,587,590	$23,366,963	$23,021,114
Summary of non-cash financing transactions:
Dividends paid through DRIP share issuances	$1,637,558	$3,075,553	$3,726,177